Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cutera, Inc.

Brisbane, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated April 7, 2023, relating to the consolidated financial statements and schedule, and the effectiveness of Cutera, Inc.’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP
San Francisco, California

April 11, 2023